CLIMB GLOBAL SOLUTIONS, INC.

CLAWBACK POLICY FOR INCENTIVE-BASED COMPENSATION

1.Introduction. The Board of Directors (the “Board”) of Climb Global Solutions, Inc., a Delaware corporation (the “Company”) has adopted this clawback policy for the recoupment of Erroneously Awarded Compensation (the “Policy”), effective October 2, 2023 (the “Effective Date”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in Section 5.
2.Applicability.  This Policy shall apply to all current and former Executive Officers.  This Policy covers all Incentive-Based Compensation Received by a current or former Executive Officer (“Clawback Eligible Incentive-Based Compensation”): (a) on or after the Effective Date; (b) after beginning service as an Executive Officer, (c) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation, (d) while the Company has a class of securities listed on a national securities exchange, and (e) during the applicable Clawback Period.
3.Administration. This Policy shall be administered by the Committee. The Committee is authorized to interpret and construe the Policy and to make all determinations necessary, appropriate, or advisable for the administration of the Policy, and any such determinations made by the Committee shall be in the Committee’s sole discretion and shall be final and binding on all affected individuals. In addition, if determined in the discretion of the Board in accordance with the Clawback Rules, this Policy may be administered by the independent members of the Board or another committee of the Board made up of independent members of the Board, in which case all references to the Committee (other than in Section 4(b)) will be deemed to refer to the independent members of the Board or the other Board committee.
4.Recovery of Erroneously Awarded Compensation.
(a)Subject to Section 2 and this Section 4, if the Company is required to prepare an Accounting Restatement, the Company shall recover reasonably promptly the amount of any Erroneously Awarded Compensation that has been Received during the Clawback Period.
(b)The Company shall not be required to recover any Erroneously Awarded Compensation from a current or former Executive Officer if such recovery would be Impracticable, as determined by the Committee, or in the absence of such a committee, a majority of the independent directors serving on the Board.
(c)Recovery shall be required in accordance with this Section 4 regardless of whether the applicable Executive Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Accounting Restatement and regardless of whether or when restated financial statements are filed by the Company.
(d)The Committee shall determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation hereunder which may include, without limitation:
(i)requiring reimbursement or repayment of any Erroneously Awarded Compensation;
(ii)withholding, cancellation or reduction of any Incentive-Based Compensation;
(iii)offsetting amounts from any compensation otherwise payable by the Company or an affiliate to the Executive Officer; and
(iv)taking any other remedial and recovery action permitted by law.
(e)Unless prohibited by the Clawback Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to any other right to recovery under law, policy or agreement, the amount of Erroneously Awarded Compensation already recovered by the Company or an affiliate from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.
(f)Except as provided in subsections (b) and (e) of this Section 4, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.
5.Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

“Accounting Restatement” shall mean an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years. A transition period that comprises a period of at least nine months shall count as a completed fiscal year.

“Clawback Rules” means Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated thereunder, Nasdaq Rule 5608, and any applicable rules, standards, or other guidance adopted by the SEC or Nasdaq.

“Committee” shall mean the Compensation Committee of the Board.

“Erroneously Awarded Compensation” shall mean, with respect to each current or former Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive-Based Compensation Received by such current or former Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had such Clawback Eligible Incentive-Based Compensation been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (i) The amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received; and (ii) The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

“Executive Officer” shall mean each individual who the Company determines is an “officer” of the Company in accordance with Section 16 of the Exchange Act.

“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

“Impracticable” shall mean that either of the following two conditions is met:

(i)The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be Impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Nasdaq; or

(ii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

“Incentive-Based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Nasdaq” shall mean the Nasdaq Stock Market LLC, or if the Company’s class of securities is not listed on Nasdaq, the term “Nasdaq” shall instead refer to the national securities exchange or association upon which the Company’s class of securities is listed.

“Received” shall mean that Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the financial reporting measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date of court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

6.Indemnification Prohibition. Notwithstanding the terms of any indemnification agreement or insurance policy or any other contractual arrangement or organizational document (now or hereinafter in effect) that may be interpreted to the contrary, the Company or its affiliates shall not indemnify any current or former Executive Officer against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any current or former Executive Officer to fund potential clawback obligations under this Policy.
7.No Committee or Board Liability.  Any members of the Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy.
8.Effective Date. This Policy shall be effective as of the Effective Date and shall apply to any Incentive-Based Compensation Received on or after the Effective Date even if such Incentive-Based Compensation was approved, awarded, granted or paid prior to the Effective Date.
9.Amendment; Termination. The Board or the Committee may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time, provided that such action is in accordance with Clawback Rules. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.
10.Acknowledgment by Executives Officers. This Policy will be applied to current and former Executive Officers to the fullest extent of the law. The Company will provide notice and seek acknowledgment of this Policy from each Executive Officer, in the form attached hereto as Exhibit A; provided, however, that the failure to provide such notice or obtain such acknowledgment will have no impact on the applicability or enforceability of this Policy.
11.Other Recoupment Rights. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company and any of its affiliates under applicable law or pursuant to the terms of any recoupment provisions in any employment agreement, incentive or equity compensation plan or award or other agreement or policy and any other legal remedies available to the Company.
12.Interpretation and Severability.  This Policy shall be interpreted and applied in a manner that is consistent with the requirements of the Clawback Rules, and to the extent this Policy is inconsistent with such Clawback Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance with the Clawback Rules. If any provision of this Policy or the application of such provision to any Executive Officer shall be found to be invalid, illegal or unenforceable in any respect under any law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

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EXHIBIT A

CLIMB GLOBAL SOLUTIONS, INC.

acknowledgement OF CLAWBACK POLICY

FOR INCENTIVE-BASED COMPENSATION

I have received a copy of the Clawback Policy for Incentive-Based Compensation (the “Policy”) adopted by the Board of Directors of Climb Global Solutions, Inc., a Delaware corporation (the “Company”), and have read and understood the Policy. Capitalized terms used but not defined herein shall have the meanings set forth in the Policy.

As a condition to the receipt of any Incentive-Based Compensation that is Received on and after the Effective Date, I acknowledge and agree to be fully bound by and, subject to all of the terms and conditions of the Policy both during and after my employment with the Company terminates, and to return or reimburse any Erroneously Awarded Compensation to the extent required by, and in a manner required by, the Policy. I further understand and acknowledge that the Policy applies to me, and all of my beneficiaries, heirs, executors, administrators or other legal representatives, and that the Company’s right to recovery in order to comply with applicable law will apply, regardless of the terms of any release of claims, separation agreement, employment agreement, grant agreement or incentive plan document that I have signed or will sign in the future, or in which I participate or will participate in the future.

To the extent the Policy conflicts with any other indemnification, contractual or other rights (now or hereafter in effect) I may have with the Company, I understand and agree that the terms of the Policy shall supersede any such rights with respect to any Incentive-Based Compensation Received on and after the Effective Date. The recovery of Erroneously Awarded Compensation under this Policy will not give rise to any right to voluntarily terminate employment by me for “good reason” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.

___________________________Signature

___________________________Name

___________________________Date